Exhibit 10.1

The Goodyear Tire & Rubber Company

Akron, Ohio 44316-0001

May 24, 2021

Darren R. Wells

Executive Vice President and Chief Financial Officer

Re:    Retention Agreement

Dear Darren:

As you are aware, you are a key member of the management team of The Goodyear Tire & Rubber Company (the “Company”) who will help us continue in our success and move us forward in meeting our long-term business objectives. In recognition of the foregoing and because the Company has determined it is in the bests interests of the Company and its shareholders to retain you, the Company desires to offer you a cash payment if you remain employed for a specific period of time.

By executing this Retention Agreement, you will be eligible to receive a lump sum payment of $2,000,000 (“Retention Bonus”), if you remain an associate of the Company and actively provide the services required of you through at least December 31, 2023 (“Retention Date”), subject to the conditions contained herein.

Assuming all conditions are met, the Retention Bonus will be paid no later than March 31, 2024, subject to applicable tax withholding as required by law. This Retention Bonus will be payable in addition to your regular annual salary, benefits, and participation in the Company’s incentive compensation plans. Because this Retention Bonus represents a unique payment to you, the Retention Bonus will not be considered in calculating compensation-related benefits (e.g., pension benefits).

As part of this agreement, you agree to continue to follow the policies and procedures established by the Company, which may change from time to time, work directions from the Company’s Board of Directors and management team, and the provisions set forth herein. Payment of the respective Retention Bonus will be subject to the Company being satisfied (in its reasonable judgment) with (1) your cooperation, diligence and loyalty through the Retention Date, (2) your performance through the Retention Date, (3) your compliance with all Company policies and procedures and other agreements with the Company through the Retention Date, and (4) the continuation of your active employment with the Company through the Retention Date.

While you will remain an at-will employee, if the Company terminates your employment prior to the Retention Date for reason other than cause, you will be entitled to receive the Retention Bonus, in accordance with the terms of this agreement. For purposes of this agreement, “cause” includes, but is not limited to, (1) the failure to act in a cooperative, diligent and loyal manner, (2) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company, or (3) misconduct that is injurious to the Company, monetarily or otherwise, such as violations of the Company’s Business Conduct Manual.

If you voluntarily leave the Company or if the Company terminates your employment for cause prior to the Retention Date, you will not receive the Retention Bonus.

Darren R. Wells

In the event of your permanent disability or death prior to the Retention Date, you or your estate as applicable, will receive the Retention Bonus pro-rated from the date of this agreement to your last day worked. For purposes of this agreement, disability is defined in accordance with the Company’s long-term disability program. These amounts will be paid within sixty (60) days of your permanent disability or death.

You and the Company agree that this letter agreement constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and the Company with respect to the subject matter of this agreement. Any modifications to this agreement must be in writing and signed by you and an authorized employee or agent of the Company. This Retention Agreement is governed by and will be construed in accordance with the laws of the State of Ohio.

Please take the time to review this Retention Agreement carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date below and return to me. Please keep a copy of this letter for your files.

Sincerely,

/s/ Richard J. Kramer

Richard J. Kramer
Chairman, CEO and President

AGREED:

/s/ Darren R. Wells	5/26/21
Darren R. Wells	Date